Exhibit 10.15

CASELLA WASTE SYSTEMS, INC.

Restricted Stock Agreement

Name of Recipient:

Number of shares of restricted Class A

common stock awarded:

Grant Date:

Casella Waste Systems, Inc. (the “Company”) has selected you to receive the restricted stock award described above, which is subject to the provisions of the Company’s 2006 Stock Incentive Plan, as amended (the “Plan”), and the terms and conditions contained in this Restricted Stock Agreement (the “Agreement”). Please confirm your acceptance of this restricted stock award and of the terms and conditions of this Agreement by signing a copy of this Agreement where indicated below.

Casella Waste Systems, Inc.

By:
John W. Casella Chief Executive Officer

Accepted and Agreed:

CASELLA WASTE SYSTEMS, INC.

Restricted Stock Agreement

The terms and conditions of the award of shares of restricted Class A common stock of the Company (the “Restricted Shares”) made to the Recipient, as set forth on the cover page of this Agreement, are as follows:

1.	Issuance of Restricted Shares.

(a) The Restricted Shares are issued to the Recipient, effective as of the Grant Date (as set forth on the cover page of this Agreement), in consideration of service as a director of the Company.

(b) The Restricted Shares will initially be issued by the Company in book entry form only, in the name of the Recipient. Following the vesting of any Restricted Shares pursuant to Section 2 below, the Company shall, if requested by the Recipient, issue and deliver to the Recipient a certificate representing the vested Restricted Shares. The Recipient agrees that the Restricted Shares shall be subject to the forfeiture provisions set forth in Section 4 of this Agreement and the restrictions on transfer set forth in Section 5 of this Agreement.

2.    Vesting Schedule. Unless otherwise provided in this Agreement or the Plan, the Restricted Shares shall vest in accordance with the following vesting schedule: one-third of the total number of Restricted Shares shall vest on the first anniversary of the Grant Date and an additional one-third of the total number of Restricted Shares shall vest on each of the second and third anniversaries of the Grant Date. Any fractional number of Restricted Shares resulting from the application of the foregoing percentages shall be rounded down to the nearest whole number of Restricted Shares.

3.	Change in Control.

(a)	Notwithstanding the foregoing vesting schedule, all unvested Restricted Shares shall vest immediately prior to a Change in Control of the Company.

(b)	For purposes of this Agreement, a “Change in Control” means any of the following events:

(i) Any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) or “Group” (within the meaning of Rule 13d-5 of the Exchange Act and Treas. Reg. § 1.409A-3(i)(5)(B)), is or becomes the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act (a “Beneficial Owner”), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding voting securities, by acquisition or through merger, consolidation, or reorganization;

(ii) Individuals who, at the beginning of any 12 month period, constitute the Board of Directors of Company (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, is approved by a vote of at least a majority of the directors shall, for the purposes of this Agreement, be considered as though such person were a member of the Incumbent Board of the Company (provided that this clause (ii) does not apply if a majority shareholder of the Company is another corporation); or

(iii) The consummation of a sale or other disposition by the Company of all or substantially all (i.e., at least 85%) of the Company’s assets to a person or Group (each as defined in clause (i)) within a 12 month period ending on the then most recent disposition of assets. There is no Change in Control event under this clause (iii) when the transfer is to (1) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to such shareholder’s stock; (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (3) a person, or more than one person acting as a Group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in subclause (3).

Notwithstanding the preceding provisions of this definition, a Change in Control shall not be deemed to have occurred if the Person described in the preceding provisions of this definition is (1) an underwriter or underwriting syndicate that has acquired the ownership of any of the Company’s then outstanding voting securities solely in connection with a public offering of the Company’s securities, (2) any subsidiary of the Company or (3) to the extent permitted by Section 409A, an employee stock ownership plan or other employee benefit plan maintained by the Company (or any of its subsidiaries) that is qualified under the provisions of the Internal Revenue Code of 1986, and the regulations, including the proposed regulations thereunder (the “Code”). In addition, no Change in Control shall have occurred unless the transaction or series of transactions results in a Change in Control within the meaning of Code Section 409A and the regulations thereunder. This Change in Control definition shall be interpreted in a manner that is consistent with Code Section 409A and the regulations thereunder, including with respect to any applicable limitations on the kinds of events that would constitute a Change in Control.

4.	Forfeiture of Unvested Restricted Shares Upon Termination of Relationship with Company.

In the event that the Recipient ceases to be an employee, officer or director of, or consultant or advisor to, the Company or any parent or subsidiary of the Company (an “Eligible Participant”) for any reason or no reason, with or without cause, all of the Restricted Shares that are unvested as of the time Recipient ceases to be an Eligible Participant shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Recipient, effective as of such cessation. The Recipient shall have no further rights with respect to any Restricted Shares that are so forfeited.

5.	Restrictions on Transfer.

The Recipient shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any Restricted Shares, or any interest therein, until such Restricted Shares have vested, except that the Recipient may transfer such Restricted Shares: (a) to or for the benefit of any spouse, children, parents, uncles, aunts, siblings, grandchildren and any other relatives approved by the Compensation Committee (collectively, “Approved Relatives”) or to a trust established solely for the benefit of the Recipient and/or Approved Relatives, provided that such Restricted Shares shall remain subject to this Agreement (including without limitation the forfeiture provisions set forth in Section 4 and the restrictions on transfer set forth in this Section 5) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement; or (b) as part of the sale of all or substantially all of the shares of capital stock of the Company (including pursuant to a merger or consolidation). The Company shall not be required (i) to transfer on its books any of the Restricted Shares which have been transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Restricted Shares or to pay dividends to any transferee to whom such Restricted Shares have been transferred in violation of any of the provisions of this Agreement.

6.	Restrictive Legends.

The book entry account reflecting the issuance of the Restricted Shares in the name of the Recipient shall bear a legend or other notation upon substantially the following terms:

“These shares of stock are subject to forfeiture provisions and restrictions on transfer set forth in a certain Restricted Stock Agreement between the corporation and the registered owner of these shares (or his or her predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the corporation.”

7.	Rights as a Shareholder.

Except as otherwise provided in this Agreement, for so long as the Recipient is the registered owner of the Restricted Shares, the Recipient shall have all rights as a shareholder with respect to the Restricted Shares, whether vested or unvested, including, without limitation, any rights to receive dividends and distributions with respect to the Restricted Shares and to vote the Restricted Shares and act in respect of the Restricted Shares at any meeting of shareholders.

8.	Provisions of the Plan.

This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Recipient with this Agreement.

9.    Tax Matters; Acknowledgments; Section 83(b) Election. The Recipient acknowledges that he or she is responsible for obtaining the advice of the Recipient’s own tax advisors with respect to the acquisition of the Restricted Shares and the Recipient is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the Restricted Shares. The Recipient understands that the Recipient (and not the Company) shall be responsible for the Recipient’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of the Restricted Shares. The Recipient acknowledges that he or she has been informed of the availability of making an election under Section 83(b) of the Code with respect to the issuance of the Restricted Shares and that the Recipient has decided not to file a Section 83(b) election.

10.	Miscellaneous.

(a) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws provisions.

(b) Recipient’s Acknowledgments. The Recipient acknowledges that he or she has read this Agreement, has received and read the Plan, and understands the terms and conditions of this Agreement and the Plan.